Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2015 Financial Results;
Declares Quarterly Dividend
Indiana, PA, October 28, 2015 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the third quarter of 2015.
Third Quarter 2015 Highlights
Franchise Growth

•	Solid loan growth of $80.1 million from the prior quarter, or 7.1% on an annualized basis; and

•	Finalized acquisition of Columbus, Ohio based First Community Bank on October 1st.
Net Income

•	Third quarter net income was $12.4 million, or $0.14 diluted earnings per share. Net income was impacted by the following items:

◦	Net interest income increased by $0.4 million as compared to the prior quarter, primarily as a result of strong commercial loan growth;

◦
Noninterest income benefited from increases in trust income, deposit service charges and mortgage banking revenue. Total noninterest income, excluding net securities gains, decreased $0.8 million from the previous quarter, driven by a $1.4 million decline in the fair market value of commercial loan interest rate swaps;

◦
Noninterest expense decreased $0.4 million from the previous quarter, primarily attributable to a $1.1 million write-down on other real estate owned (OREO) in the second quarter. Third quarter noninterest expense was affected by $0.7 million in additional shares tax expense for a disputed assessment that was settled during the quarter;

◦
Provision for credit losses totaled $4.6 million, an increase of $1.6 million from the linked quarter and $2.5 million from the year ago quarter, due primarily to $2.5 million in specific reserves for two commercial credits;

◦	Asset quality continued to improve, with nonperforming loans decreasing $4.3 million, or 9.5%, compared to the prior quarter.

“I’m pleased with the groundwork we have laid in the last twelve months to grow top line revenue, despite headwinds from an extended low interest rate environment,” stated T. Michael Price, President and Chief Executive Officer. “We extended our footprint westward and we now have plans in place to expand our commercial lending and mortgage origination capabilities in central and northeastern Ohio.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Nine Months Ended
except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Net income	$12,414	$13,447	$12,496	$40,082	$36,724
Diluted earnings per share	$0.14	$0.15	$0.13	$0.45	$0.39
Return on average assets	0.78%	0.85%	0.78%	0.84%	0.78%
Return on average common equity	6.86%	7.57%	6.91%	7.48%	6.83%
Return on average tangible common equity	8.87%	9.82%	8.89%	9.68%	8.79%
Efficiency ratio	63.83%	63.96%	66.65%	63.99%	66.25%
Net interest margin	3.25%	3.26%	3.26%	3.29%	3.28%
Financial Results Summary
For the three months ended September 30, 2015, net income was $12.4 million, or $0.14 diluted earnings per share, compared to net income of $13.4 million, or $0.15 diluted earnings per share, in the second quarter of 2015 and net income of $12.5 million, or $0.13 diluted earnings per share, in the third quarter of 2014. The decrease in net income compared to the second quarter of 2015 was primarily a result of an increase in the provision for credit losses of $1.6 million and a decrease in noninterest income of $0.8 million, offset by a $0.4 million increase in net interest income and a decrease in noninterest expense of $0.4 million. The decrease in net income compared to the third quarter of 2014 was primarily driven by a decrease in noninterest expense of $1.3 million and an increase in noninterest income of $0.5 million, offset by an increase in the provision for credit losses of $2.5 million.

For the nine months ended September 30, 2015, net income was $40.1 million, or $0.45 diluted earnings per share, compared to net income of $36.7 million, or $0.39 diluted earnings per share, for the comparable period in 2014. The increase in net income compared to 2014 was primarily the result of an increase in net interest income of $2.7 million and a decrease in noninterest expense of $3.1 million, offset by a $1.0 million decrease in noninterest income, excluding net securities gains.

For the nine months ended September 30, 2015, return on average assets and return on average common equity were 0.84% and 7.48%, respectively, as compared to 0.78% and 6.83% in the same period of 2014. Return on average tangible common equity was 9.68% in the first nine months of 2015, as compared to 8.79% for the same period of 2014.

Net Interest Income and Net Interest Margin
Third quarter 2015 net interest income, on a fully taxable-equivalent basis, increased by $0.4 million to $47.6 million, as compared to $47.2 million in the second quarter of 2015. The increase from the prior quarter was primarily the result of $51.9 million of growth in average loan balances. The net interest margin, on a fully taxable-equivalent basis, decreased one basis point from the previous quarter primarily due to a one basis point increase in funding costs.

As compared to the third quarter of 2014, net interest income, on a fully taxable-equivalent basis, increased by $0.2 million. The increase in net interest income was due to a $162.8 million, or 3.8%, increase in average loans and a five basis point decline in funding costs, offset by a five basis point decline in the yield on interest-earning assets.
For the nine months ended September 30, 2015, net interest income, on a fully taxable-equivalent basis, increased $2.7 million to $142.8 million as compared to the same period of 2014. The increase in net interest income was a result of a $177.8 million, or 4.1%, increase in average loans, an eight basis point decline in funding costs and a special FHLB dividend of $1.0 million, offset by a seven basis point decline in the yield on interest-earning assets.
End of period loan balances increased $80.1 million from the prior quarter and $167.9 million from the year-ago quarter ending September 30, 2014. Based on average balances, loan growth for the third quarter of 2015 was $51.9 million over the prior quarter and $162.8 million over the year-ago quarter. Average deposits decreased $38.0 million in the third quarter of 2015 from the prior quarter and $187.1 million from the year-ago quarter, due in part to the intentional runoff of higher-cost brokered time deposits in favor of more cost-effective short-term borrowings. Average brokered time deposits decreased by $9.3 million in the third quarter of 2015 compared to the prior quarter and $123.6 million from the year-ago quarter. As a result, average short-term borrowings increased $28.3 million from the prior quarter and $292.6 million over the year-ago period. Average noninterest-bearing demand deposits increased $19.5 million as compared to the prior quarter and $69.5 million from the year-ago quarter. Noninterest-bearing demand deposits currently comprise 25.9% of total deposits. Average interest-bearing demand and savings deposits decreased $22.2 million from the prior quarter and $38.4 million from the year-ago period.
Credit Quality
The provision for credit losses totaled $4.6 million for the three months ended September 30, 2015, an increase of $1.6 million as compared to the prior quarter and an increase of $2.5 million from the same quarter last year.
At September 30, 2015, nonperforming loans were $40.8 million, a decrease of $4.3 million from June 30, 2015 and a decrease of $4.4 million from September 30, 2014. Nonperforming loans as a percentage of total loans were 0.89%, 1.00% and 1.03% for the periods ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.
During the third quarter of 2015, net charge-offs were $1.4 million, compared to $4.4 million in the second quarter of 2015 and $2.0 million in the third quarter of 2014. There were no significant individual charge-offs in the third quarter of 2015. Second quarter 2015 charge-offs included a $2.3 million write-down on a loan to a contractor that was classified as nonaccrual during the fourth quarter of 2014. There were no significant individual charge-offs in the third quarter of 2014.
The allowance for credit losses was $48.5 million at September 30, 2015, and as a percentage of total loans outstanding was 1.06%, 1.01% and 1.15% for September 30, 2015, June 30, 2015 and September 30, 2014, respectively. General reserves as a percentage of non-impaired loans were 0.97%, 0.98% and 1.06% for September 30, 2015, June 30, 2015 and September 30, 2014, respectively. The allowance for credit losses as percentage of nonperforming loans was 118.84%, 106.26% and 112.21% for September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

OREO acquired through foreclosure increased $4.0 million to $10.5 million during the third quarter due primarily to one commercial relationship.
Noninterest Income
Noninterest income, excluding net securities gains, decreased $0.8 million, or 5.0%, in the third quarter of 2015 as compared to the prior quarter and increased $0.5 million, or 3.4%, compared to the same quarter last year. The decrease from the prior quarter was primarily the result of a $1.4 million decline in the fair market value of commercial loan interest rate swaps. This mark-to-market adjustment was a positive adjustment of $0.6 million in the second quarter and a negative adjustment of $0.8 million in the third quarter. This was offset by a $0.4 million gain on the sale of a commercial loan and a $0.2 million increase in mortgage banking revenue, as well as a $0.1 million increase in trust income and a $0.2 million increase in deposit service charges. The increase from the prior-year period of $0.5 million is primarily related to an increase of $1.1 million in gain on sale of loans and a $0.5 million increase in insurance and retail brokerage commissions due to increased production and the acquisition of a local agency in the fourth quarter of 2014, offset by decreases of $0.7 million in commercial loan swap-related revenues due primarily to declines in the fair market value of commercial loan interest rate swaps.
For the nine months ended September 30, 2015, noninterest income, excluding net securities gains, decreased $1.0 million, or 2.1%, as compared to the same period of 2014, primarily due to a $2.0 million gain from the sale of an OREO property in the second quarter of 2014, a $1.2 million gain from the sale of our registered investment advisory business in the first quarter of 2014, a decrease of $0.8 million in service charges on deposit accounts and a $0.6 million reduction in commercial loan swap-related revenues due primarily to declines in the fair market value of commercial loan interest rate swaps over the same period. These negative variances were partially offset by an increase of $1.8 million in insurance and retail brokerage commissions due to increased production and our agency acquisition, as well as a $2.1 million increase in gain on sale of loans, primarily through mortgage banking.
Noninterest Expense
Noninterest expense decreased $0.4 million in the third quarter of 2015 from the prior quarter and decreased $1.3 million as compared to the third quarter of 2014. The decrease as compared to the linked quarter is primarily attributable to a $1.1 million OREO write-down for one commercial relationship and a $0.4 million loss on the write-down for a building in the second quarter of 2015, offset by $0.7 million of additional shares tax expense for the resolution of a disputed tax assessment in the third quarter of 2015 and a $0.4 million increase in salaries and employee benefits, primarily due to increased commercial loan production. The decrease from the prior year period of $1.3 million includes improvements of $2.2 million in IT conversion-related expenses that were incurred in the third quarter of 2014 and a $0.4 million decrease in net furniture and equipment expense due to less software/hardware maintenance and programing expense post conversion. These improvements in expense in the third quarter of 2015 were offset by the aforementioned $0.7 million shares tax resolution and a $0.2 million increase in salaries and employee benefits.

For the nine months ending September 30, 2015, noninterest expense decreased $3.1 million, or 2.5%, as compared to the same period of 2014, driven by $7.3 million in IT conversion-related expenses that were incurred in the first nine months of 2014 and a decrease of $1.5 million in furniture and equipment expense related to less software/hardware maintenance and programming expense post conversion. Also affecting the comparison of the periods was a $0.9 million external fraud loss recovery in the prior year period. Increases in expense compared to the year-ago period included $1.2 million in salaries and benefits due in part to the launch of our mortgage initiative and the acquisition of an insurance agency in the fourth quarter of 2014, $0.5 million in occupancy expense due to higher snow removal and utilities, a $1.0 million increase in debit card fraud losses primarily due to large merchant breaches, as well as the aforementioned $1.5 million OREO and building write-downs and a $1.0 million increase in reserves for unfunded loan commitments included in other operating expenses.
Full time equivalent staff declined to 1,263 at September 30, 2015 from 1,388 at September 30, 2014. The decrease is primarily attributable to staffing efficiencies enabled by the completion of our IT systems conversion, refinements to our branch staffing model and the closure of three branch offices in April 2015, offset by the recent launch of our mortgage initiative and the acquisition of an insurance agency.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 63.83% and 63.99% for the three and nine months ended September 30, 2015, respectively, as compared to 66.65% and 66.25% for the three and nine months ended September 30, 2014.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on November 20, 2015 to shareholders of record as of November 9, 2015. This dividend represents a 3.0% projected annual yield utilizing the October 27, 2015 closing market price of $9.37.
During the second quarter of 2015, First Commonwealth completed a previously announced $25.0 million common stock repurchase program, under which the corporation repurchased 2,885,020 shares at an average price of $8.70 per share. The company does not currently have an authorized share repurchase plan.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at September 30, 2015 were 12.5%, 11.5%, 10.1% and 10.2%, respectively. Our current capital levels meet the fully-phased in Basel III capital requirements issued by U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter of 2015 on Wednesday, October 28, 2015 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-888-317-6016 or accessing a webcast of the call through the company’s web page, www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately one hour following the conclusion of the conference by dialing 1-877-344-7529 and entering the replay access code #10073878. A link to the webcast replay will be accessible at www.fcbanking.com/InvestorRelations for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.4 billion in total assets as of September 30, 2015 and 111 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, and a Corporate Banking Center in northeast Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries, First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowing and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$47,568	$47,205	$47,364	$142,763	$140,029
Provision for credit losses	4,621	3,038	2,073	8,818	8,621
Noninterest income	15,505	16,347	15,050	46,043	46,972
Noninterest expense	40,257	40,634	41,568	120,745	123,851
Net income	12,414	13,447	12,496	40,082	36,724

Earnings per common share (diluted)	$0.14	$0.15	$0.13	$0.45	$0.39

KEY FINANCIAL RATIOS

Return on average assets	0.78%	0.85%	0.78%	0.84%	0.78%
Return on average shareholders' equity	6.86%	7.57%	6.91%	7.48%	6.83%
Return on average tangible common equity (9)	8.87%	9.82%	8.89%	9.68%	8.79%
Efficiency ratio(2)	63.83%	63.96%	66.65%	63.99%	66.25%
Net interest margin (FTE)(1)	3.25%	3.26%	3.26%	3.29%	3.28%

Book value per common share	$8.12	$7.99	$7.74
Tangible book value per common share(4)	6.30	6.16	5.99
Market value per common share	9.09	9.59	8.39
Cash dividends declared per common share	0.07	0.07	0.07	$0.21	$0.21

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (5)	0.89%	1.00%	1.03%
Nonperforming assets as a percent of total assets (5)	0.81%	0.82%	0.85%
Net charge-offs as a percent of average loans (annualized)	0.13%	0.39%	0.18%
Allowance for credit losses as a percent of nonperforming loans (6)	118.84%	106.26%	112.21%
Allowance for credit losses as a percent of end-of-period loans (6)	1.06%	1.01%	1.15%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	11.3%	11.3%	11.2%
Tangible common equity as a percent of tangible assets(3)	9.0%	8.9%	8.9%
Leverage Ratio	10.1%	10.0%	9.8%
Risk Based Capital - Tier I	11.5%	11.5%	11.7%
Risk Based Capital - Total	12.5%	12.4%	12.8%
Common Equity - Tier I	10.2%	10.2%	10.4%
(5) - Includes held for sale loans.
(6) - Excludes held for sale loans.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
INCOME STATEMENT
Interest income	$50,501	$50,150	$51,089	$151,736	$151,761
Interest expense	3,816	3,780	4,536	11,509	14,234
Net Interest Income	46,685	46,370	46,553	140,227	137,527
Taxable equivalent adjustment(1)	883	835	811	2,536	2,502
Net Interest Income (FTE)	47,568	47,205	47,364	142,763	140,029
Provision for credit losses	4,621	3,038	2,073	8,818	8,621
Net Interest Income after Provision for Credit Losses (FTE)	42,947	44,167	45,291	133,945	131,408

Net securities gains	—	20	48	125	50
Trust income	1,614	1,476	1,678	4,511	4,587
Service charges on deposit accounts	4,081	3,872	4,099	11,271	12,032
Insurance and retail brokerage commissions	2,163	2,178	1,709	6,536	4,704
Income from bank owned life insurance	1,357	1,378	1,330	4,089	4,131
Gain on sale of loans	1,196	627	67	2,262	143
Gain on sale of other assets	444	354	675	1,022	4,345
Card related interchange income	3,637	3,729	3,599	10,784	10,620
Derivative mark-to-market	(783)	593	(108)	(420)	175
Other income	1,796	2,120	1,953	5,863	6,185
Total Noninterest Income	15,505	16,347	15,050	46,043	46,972

Salaries and employee benefits	22,446	22,001	22,244	66,339	65,185
Net occupancy expense	3,291	3,316	3,180	10,518	9,969
Furniture and equipment expense (7)	2,670	2,630	4,471	7,980	15,050
Data processing expense	1,558	1,509	1,583	4,505	4,593
Pennsylvania shares tax expense	1,713	1,110	1,033	3,617	2,782
Advertising and promotion expense	789	637	861	1,946	2,346
Intangible amortization	157	156	174	469	530
Collection and repossession expense	801	917	783	2,229	1,941
Other professional fees and services	1,007	945	1,050	2,882	2,777
FDIC insurance	963	1,025	926	3,047	3,026
Operational losses (recoveries)	314	323	187	1,637	(273)
Loss on sale or write-down of assets	140	1,635	61	2,037	1,241
Conversion related expenses (8)	—	—	783	—	1,676
Other operating expenses	4,408	4,430	4,232	13,539	13,008
Total Noninterest Expense	40,257	40,634	41,568	120,745	123,851

Income before Income Taxes	18,195	19,880	18,773	59,243	54,529
Taxable equivalent adjustment(1)	883	835	811	2,536	2,502
Income tax provision	4,898	5,598	5,466	16,625	15,303
Net Income	$12,414	$13,447	$12,496	$40,082	$36,724

Shares Outstanding at End of Period	88,961,268	88,960,268	91,722,649	88,961,268	91,722,649
Average Shares Outstanding Assuming Dilution	88,813,746	88,939,003	92,578,701	89,531,498	93,632,783

(7) - Includes $1.4 million and $5.6 million of accelerated depreciation expense related to the technology conversion for the three and nine month periods ended September 30, 2014, respectively.
(8) - Does not include accelerated depreciation expense described in Note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2015	2015	2014
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$69,235	$64,321	$78,696
Interest-bearing bank deposits	3,529	3,120	5,374
Securities available for sale, at fair value	1,104,709	1,143,072	1,383,768
Securities held to maturity, at amortized cost	154,035	131,780	—
Loans held for sale	4,986	9,817	1,305

Loans	4,575,735	4,490,854	4,411,481
Allowance for credit losses	(48,518)	(45,344)	(50,784)
Net loans	4,527,217	4,445,510	4,360,697

Goodwill and other intangibles	162,625	162,781	160,152
Other assets	358,413	356,327	366,106
Total Assets	$6,384,749	$6,316,728	$6,356,098

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,077,234	$1,068,230	$995,014

Interest-bearing demand deposits	70,662	76,865	82,221
Savings deposits	2,427,326	2,441,888	2,363,464
Time deposits	586,268	623,124	931,689
Total interest-bearing deposits	3,084,256	3,141,877	3,377,374

Total deposits	4,161,490	4,210,107	4,372,388

Short-term borrowings	1,329,794	1,231,917	1,034,967
Long-term borrowings	111,219	111,356	188,706
Total borrowings	1,441,013	1,343,273	1,223,673

Other liabilities	59,478	52,142	50,553
Shareholders' equity	722,768	711,206	709,484
Total Liabilities and Shareholders' Equity	$6,384,749	$6,316,728	$6,356,098

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended						For the Nine Months Ended
	September 30,	Yield/	June 30,	Yield/	September 30,	Yield/	September 30,	Yield/	September 30,	Yield/
	2015	Rate	2015	Rate	2014	Rate	2015	Rate	2014	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(5)	$4,550,882	3.82%	$4,498,965	3.87%	$4,388,130	3.97%	$4,509,628	3.87%	$4,331,807	4.04%
Securities and interest bearing bank deposits (FTE)(1)	1,248,495	2.40%	1,308,016	2.33%	1,383,554	2.28%	1,298,397	2.45%	1,370,331	2.28%
Total Interest-Earning Assets (FTE)(1)	5,799,377	3.52%	5,806,981	3.52%	5,771,684	3.57%	5,808,025	3.55%	5,702,138	3.62%
Noninterest-earning assets	543,632		554,175		553,384		546,103		557,971
Total Assets	$6,343,009		$6,361,156		$6,325,068		$6,354,128		$6,260,109

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,504,516	0.11%	$2,526,744	0.11%	$2,466,127	0.10%	$2,510,814	0.11%	$2,511,615	0.10%
Time deposits	659,445	0.63%	694,725	0.69%	954,474	0.98%	714,005	0.70%	1,065,458	1.00%
Short-term borrowings	1,232,795	0.41%	1,204,466	0.37%	940,156	0.28%	1,193,122	0.38%	749,269	0.29%
Long-term borrowings	111,285	2.78%	122,410	2.57%	199,435	1.79%	126,896	2.50%	208,818	1.75%
Total Interest-Bearing Liabilities	4,508,041	0.34%	4,548,345	0.33%	4,560,192	0.39%	4,544,837	0.34%	4,535,160	0.42%
Noninterest-bearing deposits	1,065,204		1,045,659		995,690		1,038,016		953,946
Other liabilities	51,586		55,042		51,327		55,075		52,001
Shareholders' equity	718,178		712,110		717,859		716,200		719,002
Total Noninterest-Bearing Funding Sources	1,834,968		1,812,811		1,764,876		1,809,291		1,724,949
Total Liabilities and Shareholders' Equity	$6,343,009		$6,361,156		$6,325,068		$6,354,128		$6,260,109

Net Interest Margin (FTE) (annualized)(1)		3.25%		3.26%		3.26%		3.29%		3.28%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	September 30,	June 30,	September 30,
	2015	2015	2014
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$20,220	$21,776	$27,310
Troubled debt restructured loans held for sale on nonaccrual basis	—	2,432	—
Troubled debt restructured loans on nonaccrual basis	8,583	8,619	6,783
Troubled debt restructured loans on accrual basis	12,024	12,276	11,164
Total Nonperforming Loans	$40,827	$45,103	$45,257
Other real estate owned ("OREO")	10,542	6,539	7,751
Repossessions ("Repo")	357	348	902
Total Nonperforming Assets	$51,726	$51,990	$53,910
Loans past due in excess of 90 days and still accruing	$2,054	$1,592	$2,374
Classified loans	81,723	79,924	63,724
Criticized loans	136,919	120,506	139,449

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.13%	1.16%	1.22%
Allowance for credit losses	$48,518	$45,344	$50,784

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$75	$2,702	$294	$7,657	$7,732
Real estate construction	—	(84)	(132)	(84)	(173)
Commercial real estate	528	471	635	1,063	677
Residential real estate	123	341	454	934	1,866
Loans to individuals	721	961	763	2,781	1,960
Net Charge-offs	$1,447	$4,391	$2,014	$12,351	$12,062

Net charge-offs as a percentage of average loans outstanding (annualized)	0.13%	0.39%	0.18%	0.37%	0.37%
Provision for credit losses as a percentage of net charge-offs	319.35%	69.19%	102.93%	71.40%	71.47%
Provision for credit losses	$4,621	$3,038	$2,073	$8,818	$8,621

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	September 30,	June 30,	September 30,
	2015	2015	2014
Tangible Equity:
Total shareholders' equity	$722,768	$711,206	$709,484
Less: intangible assets	162,625	162,781	160,152
Tangible Equity	560,143	548,425	549,332
Less: preferred stock	—	—	—
Tangible Common Equity	$560,143	$548,425	$549,332

Tangible Assets:
Total assets	$6,384,749	$6,316,728	$6,356,098
Less: intangible assets	162,625	162,781	160,152
Tangible Assets	$6,222,124	$6,153,947	$6,195,946

(3)Tangible Common Equity as a percentage of
Tangible Assets	9.00%	8.91%	8.87%

Shares Outstanding at End of Period	88,961,268	88,960,268	91,722,649
(4)Tangible Book Value Per Common Share	$6.30	$6.16	$5.99

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Average Tangible Equity:
Total shareholders' equity	$718,178	$712,110	$717,859	$716,200	$719,002
Less: intangible assets	162,709	162,865	160,237	162,864	160,603
Tangible Equity	555,469	549,245	557,622	553,336	558,399
Less: preferred stock	—	—	—	—	—
Tangible Common Equity	$555,469	$549,245	$557,622	$553,336	$558,399

(9)Return on Average Tangible Common Equity	8.87%	9.82%	8.89%	9.68%	8.79%